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          BRIGHTPOINT ANNOUNCES SIX-FOR-FIVE SPLIT OF ITS COMMON STOCK



PLAINFIELD, Ind. -- May 9, 2006--Brightpoint, Inc. (NASDAQ:CELL) announced today that its Board of Directors has approved a six-for-five split of its outstanding common stock.

The split is payable on May 31, 2006 to holders of record on May 19, 2006. The stock split will be accomplished through a 20% stock dividend, providing shareholders with one additional share of common stock for every five shares they hold. A shareholder who would otherwise be entitled to receive a fractional share of common stock will receive, in lieu thereof, cash in a proportional amount equal to the closing price of the common stock on the NASDAQ National Market System on the record date. After the stock split, Brightpoint, Inc.'s issued and outstanding common stock will increase from approximately 41 million shares to approximately 50 million shares.

ABOUT BRIGHTPOINT
Brightpoint, Inc (NASDAQ:CELL) is a global leader in the distribution of wireless devices and in providing customized logistic services to the wireless industry. In 2005, Brightpoint handled 42 million wireless devices globally. Brightpoint's innovative services include distribution, channel development, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint's effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).



    CONTACT: Brightpoint, Inc., Plainfield
             Anurag Gupta, 317-707-2355

    SOURCE: Brightpoint, Inc.